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                                                                    Exhibit 99.5
                                                                  Execution Copy
                                 PROMISSORY NOTE

                                                               November 15, 2001

$33,300,000                                               Waltham, Massachusetts

      FOR VALUE RECEIVED, Viasys Healthcare Inc. (the "Maker") promises to pay to Thermo Electron Corporation ("Thermo Electron"), its successors in interest and assigns or the holder of this Note, at the offices of Thermo Electron or such other place as the holder of this Note may from time to time designate in writing, in lawful money of the United States of America and in immediately available funds, the principal sum of $33,300,000, together with interest on the unpaid principal balance of this promissory note (the "Note") from time to time outstanding at the prime rate, as quoted from time to time in The Wall Street Journal under "Money Rates," plus 0.5% per year until paid in full.

      Principal and interest shall be paid as follows:

      A. Interest shall accrue on the unpaid principal balance of this Note from the date hereof through and including the date on which the unpaid principal balance of this Note is paid in full, computed on the basis of a year of 365 days for the actual number of days elapsed. The accrued interest on the unpaid principal balance of this Note shall be payable on February 15, 2002, May 15, 2002, August 15, 2002 and November 15, 2002.

      B. The entire unpaid principal amount of this Note, and all unpaid interest due hereunder, will be payable on November 15, 2002.

      Notwithstanding anything set forth above, this Note shall be due and payable as follows:

      A. On the date of receipt by the Maker or any majority-owned subsidiary of the Maker of any cash proceeds from the incurrence of indebtedness in respect of borrowed money (any such event, a "Financing"), the Maker shall prepay the unpaid interest and principal balance of this Note in an aggregate amount equal to 100% of such proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses. Such payment shall be applied first to the payment of unpaid interest accrued on this Note and, second, to the payment of the unpaid principal balance of this Note.

      B. This Note shall become immediately due and payable without notice or demand upon the occurrence at any time of any of the following events of default:

      (1) default in the payment or performance of this or any other liability or obligation of the Maker to the holder, including the payment when due of any principal or interest under this Note (whether at the stated due date or maturity date thereof or in the event of a Financing as contemplated by the preceding paragraph);

      (2)   the liquidation, termination of existence, dissolution, insolvency or business failure of the Maker, or the appointment of a receiver or custodian for the Maker or any part of its property;
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      (3)   the institution by or against the Maker or any indorser of this Note of any proceedings under the United States Bankruptcy Code or any other federal or state bankruptcy, reorganization, receivership, insolvency or other similar law affecting the rights of creditors generally or the making by the Maker or any indorser or guarantor of this Note of a composition or an assignment or trust mortgage for the benefit of creditors; or

      (4) determination by the holder that it is insecure with respect to the payment of any obligation of the Maker to the holder.

      Upon the occurrence of any such event of default, the holder shall have then, or at any time thereafter, all of the rights and remedies afforded by the Uniform Commercial Code as from time to time in effect in the Commonwealth of Massachusetts or afforded by other applicable law.

      Every amount overdue under this Note shall bear interest from and after the date on which such amount first became overdue at the prime rate, as quoted from time to time in The Wall Street Journal under "Money Rates," plus 2.5% per year until paid in full. Such interest on overdue amounts under this Note shall be payable on demand and shall accrue and be compounded monthly until the obligation of the Maker with respect to the payment of such interest has been discharged (whether before or after judgment).

      In no event shall any interest charged, collected or reserved under this Note exceed the maximum rate then permitted by applicable law and if any such payment is paid by the Maker, then such excess sum shall be credited by the holder as a payment of principal.

      All payments by the Maker under this Note shall be made without set-off or counterclaim and be free and clear and without any deduction or withholding for any taxes or fees of any nature whatever, unless the obligation to make such deduction or withholding is imposed by law. The Maker shall pay and save the holder harmless from all liabilities with respect to or resulting from any delay or omission to make any such deduction or withholding required by law.

      Whenever any amount is paid under this Note prior to its stated maturity or due date, the payments shall be allocated between outstanding principal and accrued interest as shall be determined by the holder in its discretion.

      The Maker agrees to pay on demand all costs of collection, including reasonable attorneys' fees, incurred by the holder in enforcing the obligations of the Maker under this Note.

      No delay or omission on the part of the holder in exercising any right under this Note shall operate as a waiver of such right or of any other right of such holder, nor shall any delay, omission or waiver on any one occasion be deemed a bar to or waiver of the same or any other right on any future occasion. The Maker and every indorser of this Note regardless of the time, order or place of signing waives presentment, demand, protest and notices of every kind and assents to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of collateral, and to the addition or release of any other party or person primarily or secondarily liable.

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      This Note may be prepaid in whole or in part at any time or from time to time without premium or penalty.

      None of the terms or provisions of this Note may be excluded, modified or amended except by a written instrument duly executed on behalf of the holder expressly referring to this Note and setting forth the provision so excluded, modified or amended.

      All rights and obligations hereunder shall be governed by the laws of the Commonwealth of Massachusetts and this Note is executed as an instrument under seal.

ATTEST:                                  Viasys Healthcare Inc.

By: /s/ Seth H. Hoogasian                By:  /s/ Richard F.Syron
   -----------------------------            -----------------------------
Name:  Seth H. Hoogasian                    Name:  Richard F. Syron
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Title: Secretary                            Title: Chairman of the Board
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